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                                                                   NEWS RELEASE


Contact: Paul S. Feeley                                 For Release: Immediately
         Senior Vice President, Treasurer &
           Chief Financial Officer
         (617) 628-4000

                CENTRAL BANCORP REPORTS IMPROVED EARNINGS FOR THE
                  FISCAL YEAR AND QUARTER ENDED MARCH 31, 2008

      SOMERVILLE, MASSACHUSETTS, May 15, 2008 - Central Bancorp, Inc. (NASDAQ Global MarketSM:CEBK) (the "Company") today reported that its net income for the fiscal year ended March 31, 2008 increased to $1.4 million, or $1.07 per diluted share, from net income of $1.0 million, or $0.70 per diluted share, for the year ended March 31, 2007. Earnings for the quarter ended March 31, 2008 improved to $101,000, or $0.07 per diluted share, from $42,000, or $0.03 per diluted share, for the corresponding quarter in 2007.

      A major contributor to the earnings improvement in fiscal 2008 was a decrease of $997,000 in non-interest expenses, primarily due to decreases in salaries and benefits of $314,000 and marketing expenses of $423,000 that resulted from management's efforts to reduce operating expenses. Salaries and benefits decreased due to staff cuts and positions not being filled and marketing expenses decreased due to a decision to discontinue most advertising and marketing activities. Additionally, non-interest income increased by $238,000 due to increases in gains on the sale of securities and loans, brokerage income, and other miscellaneous income. The foregoing fiscal 2008 developments included an $853,000 decrease in net interest and dividend income, reflecting strong competition for deposits and loans and the effect of non-accrual loans experienced during the March 31, 2008 fiscal year.

      Net interest rate spread and net interest margin declined from 2.21% and 2.68%, respectively, for the March 31, 2007 fiscal year to 2.06% and 2.51%, respectively, for the 2008 fiscal year. The decrease in spread and margin were the result of an increase in cost of funds, which increased by 9 basis points due to an increase in the cost of deposits, partially offset by lower costs of FHLB borrowings and other borrowings. The cost of deposits increased primarily due to an increase in the rates paid on money market deposit accounts. The Company continued to utilize more cost-effective FHLB advances during the year rather than promote certificates of deposit at premium rates. Although the

                                  (continued)

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CENTRAL BANCORP, INC.
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Federal Reserve cut short-term interest rates substantially during the year, deposit rates did not decline in step with those cuts until late in the fiscal year. The yield on interest-earning assets declined by 6 basis points due to a decrease in the average yield on loans, partially offset by an increase in the average yield on investments. The average yield on loans declined primarily due to foregone interest income of $522,000 related to non-accrual loans during fiscal 2008 as compared to $10,000 during fiscal 2007. The average yield on investment securities increased from 4.85% during fiscal 2007 to 5.12% during fiscal 2008, primarily due to the purchase of higher-yielding tax advantaged preferred stocks, which totaled $11.4 million at March 31, 2008 compared to none at March 31, 2007.

      The increase in net income for the March 31, 2008 quarter primarily resulted from a $176,000 increase in net interest and dividend income and a $293,000 decrease in payroll, marketing and other operating expenses. Partially offsetting these favorable items were a $224,000 decrease in net gains on securities transactions resulting primarily from the March 2008 write-downs of two equity securities totaling $185,000, and a $230,000 provision for loan losses during the March 31, 2008 quarter, compared to a $30,000 provision during the prior year's quarter. The increased provision was primarily the result of management's re-evaluation of the fair market value of one non-accrual loan.

      The net interest rate spread and the net interest margin increased from 1.97% and 2.44%, respectively, for the quarter ended March 31, 2007, to 2.20% and 2.60%, respectively, for the 2008 comparable period. These increases were primarily the result of a decrease in the cost of funds, which decreased by 26 basis points primarily due to decreases in the average rates paid on deposits and FHLB advances. During the quarter ended March 31, 2008, some high-cost certificates of deposit were replaced with more cost-effective FHLB borrowings and other deposits. The yield on interest-earning assets declined by 3 basis points from 5.93% during the quarter ended March, 2007 to 5.90% during the same period of 2008, primarily due to a decrease in the average yield on mortgage loans, partially offset by an increase in the average yield on investment securities. The yield on mortgage loans declined primarily due to foregone interest income of $153,000 related to non-accrual loans during the quarter ended March 2008 as compared to $10,000 in the 2007 quarter. As compared to the

                                  (continued)

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CENTRAL BANCORP, INC.
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prior quarter, the average yield on investment securities for the quarter ended
March 31, 2008 increased due to the purchase of higher-yielding preferred stocks during fiscal 2008.

      The income tax benefit for the three months ended March 31, 2008 totaled $18,000 as compared to a $28,000 benefit for the same 2007 quarter. The tax provision for the three months ended March 31, 2008 reflected higher pre-tax income for the quarter ended March 31, 2008 compared to March 31, 2007, and the impact of tax-favored investments purchased late in the year.

      Total assets were $571.2 million at March 31, 2008, up from $566.1 million at March 31, 2007. During the fiscal year ended March 31, 2008, short-term investments decreased by $2.6 million, and investment securities available for sale decreased by $12.8 million as a result of the redeployment of the proceeds from the sales or maturities of these assets to offset the impact of a deposit decline of $27.5 million and to fund loan growth, which totaled $14.4 million during the year. Deposits decreased from $388.6 million at March 31, 2007 to $361.1 million at March 31, 2008, primarily because of continued strong competition for deposits in our market area, particularly with respect to certificates of deposit. The decrease in certificates of deposit is primarily the result of the Bank's strategy to discontinue offering premium rates on certificates of deposit, resulting in a savings in interest and marketing expense, and to instead utilize more cost-effective FHLB advances as a funding source. FHLB advances increased to $156.7 million at March 31, 2008 from $125.0 million at March 31, 2007. Total loans, excluding loans held for sale, increased by $14.4 million, primarily due to increases in residential loans of $3.5 million, commercial real estate loans of $9.0 million, and commercial and industrial loans of $6.6 million, partially offset by decreases in construction loans of $4.1 million and home equity loans of $342,000.

      Senior management continued to give high priority to monitoring the Company's asset quality during the three and twelve months ended March 31, 2008, at which time non-performing loans totaled $9.6 million compared to $330,000 at the same date in 2007. While the Company has seen increases in its non-performing loans such increases are primarily related to five borrowers. The non-accrual loans represent residential construction loans to one borrower to construct two homes, one loan secured by a multifamily property, two commercial real estate loans and one residential loan. While bankruptcy filings have

                                  (continued)

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CENTRAL BANCORP, INC.
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extended the time to resolve some non-performing assets, management continues to work with borrowers and bankruptcy trustees to resolve these situations as soon as possible. The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management believes is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio. In determining the appropriate level of the allowance for loan losses, the Company considers past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans. Management evaluates the level of the loan loss reserve on a regular basis. During the second quarter of fiscal 2008, the Company recorded a negative provision of $300,000, which was partially offset by a provision of $230,000 in the March 2008 quarter. Management believes there are adequate reserves and collateral securing these loans to cover losses that may result from non-performing loans.

      Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

                           (See accompanying tables.)

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      This press release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.
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CENTRAL BANCORP, INC.
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

                              CENTRAL BANCORP, INC.
                           CONSOLIDATED OPERATING DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    Quarter Ended          Year Ended
                                                       March 31,            March 31,
                                                  --------------------------------------
                                                    2008       2007      2008      2007
                                                  --------------------------------------
                                                     (UNAUDITED)          (UNAUDITED)
Net interest and dividend income                  $ 3,546   $ 3,370   $ 13,596  $ 14,449
Provision for loan losses                             230        30        (70)      (80)
Net gain (loss) from sales or write-downs
  of investment securities                             (2)      222        645       581
Gains on sales of loans                                40        40        158        99
Other non-interest income                             349       325      1,429     1,314
Non-interest expenses                               3,620    (3,913)   (13,859)  (14,856)
                                                  -------   -------   --------  --------
  Income before taxes                                  83        14      2,039     1,507
Provision (benefit) for income taxes                  (18)      (28)      (592)     (487)
                                                  -------   -------   --------  --------
  Net income                                      $   101   $    42   $  1,447  $  1,020
                                                  =======   =======   ========  ========
Earnings per share:
  Basic                                           $   .07   $   .03   $   1.07  $    .72
                                                  =======   =======   ========  ========
  Diluted                                         $   .07   $   .03   $   1.07  $    .70
                                                  =======   =======   ========  ========
Weighted average number of
  shares outstanding:
  Basic                                             1,357     1,391      1,350     1,419
                                                  =======   =======   ========  ========
  Diluted                                           1,359     1,404      1,355     1,452
                                                  =======   =======   ========  ========
Outstanding shares, end of period                   1,640     1,640      1,640     1,640
                                                  =======   =======   ========  ========



                        CONSOLIDATED BALANCE SHEET DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   March 31,     March 31,
                                                     2008          2007
                                                 ---------------------------
                                                 (Unaudited)
Total assets                                      $ 571,245      $ 566,140
Short-term investments                               11,888         14,470
Total investments                                    63,054         74,705
Total loans (1)                                     475,137        461,117
Allowance for loan losses                             3,613          3,881
Deposits                                            361,089        388,573
Borrowings                                          156,832        125,712
Subordinated debenture                               11,341         11,341
Stockholders' equity                                 38,816         37,702
Book value per share                                  23.67          22.99
Book equity to assets                                  6.79%          6.66%
Non-performing assets to total assets                  1.68           0.06


(1) Includes loans held for sale of $195 and $575 at March 31, 2008 and March 31, 2007, respectively.


                            SELECTED FINANCIAL RATIOS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             Quarter Ended          Year Ended
                                               March 31,            March 31,
                                          --------------------------------------
                                          2008       2007      2008      2007
                                          --------------------------------------
                                          (UNAUDITED)          (UNAUDITED)
Return on average assets                  0.07 %    0.03 %    0.26 %    0.18 %
Return on average equity                  1.03      0.43      3.76      2.59
Interest rate spread                      2.20      1.97      2.06      2.21
Net interest margin                       2.60      2.44      2.51      2.68
